                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) Of the Securities
                     Exchange Act Of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                TEGAL CORPORATION

                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

[ ]   Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:

      (2) Form, Schedule or Registration Statement No.:

      (3) Filing Party:

      (4) Date Filed:

                                TEGAL CORPORATION

                          2201 South McDowell Boulevard

                           Petaluma, California 94954

                                 ---------------



                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                            Wednesday, April 30, 2003

                                 ---------------


         You are invited to attend a special meeting of stockholders of Tegal Corporation, a Delaware corporation, to be held on Wednesday, April 30, 2003, at 1:30 p.m. local time, at our headquarters at 2201 South McDowell Boulevard, Petaluma, California 94954 for the following purpose:

         - to approve a series of amendments to Tegal's Certificate of Incorporation to effect a reverse stock split of Tegal's common stock, whereby each outstanding 2, 3, 5, 10 or 15 shares would be combined, converted and changed into one share of common stock, provided that Tegal's board of directors will retain discretion as to which amendment will be filed and as to when and whether any amendment is filed.

         - to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

         We believe that these amendments will result in a more appropriate number of outstanding shares and per-share market price for our common stock following the reverse stock split. Approval of the reverse stock split will require the affirmative vote of holders of at least a majority of outstanding shares of common stock entitled to vote on the proposal.

         The board of directors has fixed the close of business on March    ,
2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting or at any adjournments or postponements of the special meeting.

         In order to ensure your representation at the special meeting, you are requested to sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). If you attend the special meeting and file with the Secretary of Tegal Corporation an instrument revoking your proxy or a duly executed proxy bearing a later date, your proxy will not be used.

         All stockholders are cordially invited to attend the special meeting.

                                         By Order of the Board of Directors

                                                  Tegal Corporation

                                                  /s/ Michael L. Parodi

                                                  -----------------------------
                                                  Michael L. Parodi
                                                  President and
                                                  Chief Executive Officer

Petaluma, California

March    , 2003

                                TEGAL CORPORATION

                                ----------------

                                 PROXY STATEMENT

                       FOR SPECIAL MEETING OF STOCKHOLDERS

                            Wednesday, April 30, 2003

                                ----------------

                                  INTRODUCTION

         This proxy statement is furnished in connection with the solicitation of proxies in the form enclosed for use at the special meeting of stockholders of Tegal Corporation, a Delaware corporation ("we," "us" or "our"), to be held at 1:30 p.m. local time on Wednesday, April 30, 2003 and at any adjournments or postponements of the special meeting for the purposes of (1) approving a series of amendments to our Certificate of Incorporation to effect for a reverse stock split of our common stock, whereby each outstanding 2, 3, 5, 10 or 15 shares would be combined, converted and changed into one share of common stock, provided that Tegal's board of directors will retain discretion as to which amendment will be filed and as to when and whether any amendment is filed; and
(2) transacting such other business as may properly come before the special meeting and any adjournments or postponements of the special meeting. The approximate date when this proxy statement and accompanying form of proxy are
first being sent to stockholders is March   , 2003.

         This solicitation is made on behalf of our board of directors. Costs of the solicitation will be borne by us. Our directors, officers and employees and our subsidiaries may also solicit proxies by telephone, electronic mail, the Internet, fax or personal interview. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders.

         Only holders of record of our common stock, par value $0.01 per share,
as of the close of business on March    , 2003 are entitled to receive notice
of, and to vote at, the special meeting. The outstanding common stock constitutes the only class of our securities entitled to vote at the special meeting, and each share of common stock entitles the holder to one vote. At the
close of business on March    , 2003, there were    shares of common
stock issued and outstanding. Two or more stockholders representing a majority of the outstanding shares must be present in person or by proxy to constitute a quorum for the transaction of business at the special meeting.

         Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR

      - the approval of a series of amendments to our Certificate of Incorporation to effect a reverse stock split of our common stock, whereby each outstanding 2, 3, 5, 10 or 15 shares would be combined, converted and changed into one share of common stock, provided that our board of directors will retain discretion as to which amendment will be filed and as to when and whether any amendment is filed.

         With respect to any other business which may properly come before the special meeting and be submitted to a vote of stockholders, proxies received by the board of directors will be voted in accordance with the best judgment of the designated proxy holder. Any proxy may be revoked at any time before it is exercised by filing with the Secretary an instrument revoking it or by submitting prior to the time of the special meeting a duly executed proxy bearing a later date. Stockholders who have executed and returned a proxy and who then attend the special meeting and desire to vote in person are requested to so notify the Secretary prior to the time of the special meeting.

         Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the special meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal or proposals) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and will be counted as negative votes with respect to the proposal.

         The amendment to our Certificate of Incorporation requires the approval of holders of at least a majority of outstanding shares of common stock entitled to vote on the proposal.

         Our principal executive offices are located at 2201 South McDowell Boulevard, Petaluma, California 94954. Our telephone number is (707) 763-5600.

                                 PROPOSAL NO. 1

                   AMENDMENTS TO CERTIFICATE OF INCORPORATION
                         TO EFFECT A REVERSE STOCK SPLIT

General

         The board of directors has considered, deemed advisable, adopted a resolution approving and recommends to the stockholders for their approval a series of proposed amendments to our Certificate of Incorporation (the "Certificate of Incorporation") to authorize the board to effect a reverse stock split for the purpose of increasing the per-share market price of our common stock in order to maintain its listing on the Nasdaq Stock Market's National Market (the "National Market") and for other purposes as described below in this proxy statement. Under these proposed amendments, each outstanding 2, 3, 5, 10 or 15 shares of common stock would be combined, converted and changed into one share of common stock (the "Reverse Stock Splits"), with the effectiveness of one such amendment (the "Effective Reverse Stock Split") and the abandonment of the other amendments, or the abandonment of all such amendments, to be determined at the discretion of the board pursuant to Section 242(c) of the Delaware General Corporation Law following the special meeting.

         If approved by the stockholders, the board would have discretion to implement the Effective Reverse Stock Split in any of the following ratios: 1:2, 1:3, 1:5, 1:10 or 1:15. The board believes that stockholder approval of selected exchange ratios within an exchange ratio range (as opposed to approval of a specified exchange ratio) would provide the board with maximum flexibility to achieve the purposes of the Effective Reverse Stock Split and, therefore, is in the best interests of Tegal and its stockholders. The actual timing for implementation of the Effective Reverse Stock Split would be determined by the board based upon its evaluation as to when such action would be most advantageous to Tegal and its stockholders. Furthermore, notwithstanding stockholder approval, the board also would have the discretion not to implement an Effective Reverse Stock Split. If the board were to elect to implement an Effective Reverse Stock Split, the board will set the exchange ratio within the range approved by the stockholders. The board would base such a determination upon the then current trading price of our common stock and the advice of our financial advisers, among other things.

         The text of the form of amendment to our Certificate of Incorporation that would be filed with the Secretary of State of the State of Delaware to effect the Effective Reverse Stock Split is set forth in Appendix A to this proxy statement; provided, however, that such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the board deems necessary and advisable to effect the Effective Reverse Stock Split. If the Reverse Stock Splits are approved by the stockholders and following such approval the board determines that an Effective Reverse Stock Split is in the best interest of Tegal and its stockholders, our Certificate of Incorporation would be amended accordingly.

PURPOSE OF THE EFFECTIVE REVERSE STOCK SPLIT

         The board recommends the Effective Reverse Stock Split for the following reasons:

         - The board believes that the Effective Reverse Stock Split is the most effective means of increasing the per-share market price of our common stock in order to maintain our listing on the National Market; and

         - The board believes that a higher per-share market price of our common stock could encourage investor interest in Tegal and promote greater liquidity for our stockholders.

         Nasdaq Listing. Our common stock is quoted on the National Market under the symbol "TGAL." In order for our common stock to continue to be quoted on the National Market, we must satisfy various listing maintenance standards established by Nasdaq. Among other things, our common stock must have a minimum bid price of at least $1.00 per share. Under Nasdaq's listing maintenance standards, if the closing bid price of shares listed on the National Market is under $1.00 per share for 30 consecutive trading days and does not thereafter close at $1.00 per share or higher for a minimum of 10 consecutive trading days during the 90 calendar days following notification by Nasdaq, Nasdaq may delist the shares from trading on the National Market. Alternatives to trading on the National Market include being listed for trading on The Nasdaq Stock Market's SmallCap Market (the "SmallCap Market"), if our common stock were to qualify for trading on the SmallCap Market, or trading on the OTC Bulletin board or in the

"pink sheets" maintained by the National Quotation Bureau, Inc. However, the alternatives of the SmallCap Market, the OTC Bulletin board and the "pink sheets" are generally considered to be less efficient and less broad-based than the National Market, and therefore less desirable.

         On September 6, 2002, we received a letter from Nasdaq advising it that our common stock had not met Nasdaq's minimum bid price requirement for 30 consecutive trading days and that, if we were unable to demonstrate compliance with this requirement for 10 consecutive trading days during the 90 calendar days ending December 5, 2002, our common stock would be delisted from the National Market.

         Our bid price did not close above the minimum during that period. On December 6, 2002, we received notification from Nasdaq that our securities would be delisted from The Nasdaq National Market on December 16, 2002 unless we either (i) applied to transfer our securities to The Nasdaq SmallCap Market, in which case we would be afforded additional time to come into compliance with the minimum $1.00 bid price requirement; or (ii) appealed the Nasdaq staff's determination to the Nasdaq's Listing Qualifications Panel ("the Panel"). On December 12, 2002, we requested an oral hearing before the Panel and such hearing took place on January 16, 2003 in Washington, D.C. Our appeal was based, among other things, on our intention to seek stockholder approval for a reverse split of our outstanding common stock. On February 13, 2003, the Panel notified us of its decision to grant us until March 7, 2003 to file a reverse stock split proxy statement with the SEC, and until April 11, 2003 to effect a reverse stock split. We have requested an extension of the date by which the reverse stock split must be effected to allow for the approval of stockholders at the special meeting.

         If we were to transfer our common stock to the SmallCap Market, we may be eligible for an extended grace period of up to 360 days, but would still be need to comply with the $1.00 minimum bid price requirement prior to expiration of such grace period in order to avoid delisting. If we were able to effect such compliance during the grace period, we would be eligible to transfer back to the National Market if we maintained a closing bid price of at least $1.00 per share for 30 consecutive trading days and satisfied all other continued listing requirements for the National Market. However, there can be no assurance that we would be able to meet these requirements during the applicable grace period and thereby avoid delisting.

         We believe that delisting from the National Market could adversely affect (i) the liquidity and marketability of shares of our common stock; (ii) the trading price of our common stock; and (iii) our relationships with vendors and customers. We also believe that the National Market provides a broader market for our common stock than would the SmallCap Market, the OTC Bulletin board or the "pink sheets" and is, therefore, preferable to those alternatives. We believe that a reverse stock split may have the effect of increasing the trading price of our common stock to a level high enough to satisfy the Nasdaq minimum bid price requirement for continued listing of our common stock on the National Market, and that a reverse stock split would be the most effective means available to avoid a delisting of our common stock. During the period from
January 1, 2002 to March    , 2003, the closing sales price per share of our
common stock ranged from a high of $1.90 to a low of $0.   . The closing
sales price on March    , 2003 was $0.  .

         Increased Investor Interest. We also believe that an increase in the per-share price of our common stock could encourage increased investor interest in our common stock and possibly promote greater liquidity for our stockholders. We believe that the current low per-share price of our common stock, which we believe is due in part to the overall weakness in the market for stocks, has had a negative effect on the marketability of our common stock. We believe there are several reasons for this effect. First, many institutional investors view stocks trading at low prices as unduly speculative in nature and, as a result, avoid investing in such stocks. Second, because the brokers' commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current per-share price of our common stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) that constitute a higher percentage of their total share value than would be the case if the share price of our common stock were substantially higher. This factor may also limit the willingness of institutional investors to purchase our common stock. Third, a variety of policies and practices of brokerage firms discourage individual brokers within those firms from dealing in low-priced stocks. These policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that make the handling of low-priced stocks unattractive to brokers from an economic standpoint. Fourth, many brokerage firms are reluctant to recommend low-priced stocks to their customers. Finally, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of low-priced stocks.

         Although any increase in the market price of our common stock resulting from the Effective Reverse Stock Split may be proportionately less than the decrease in the number of outstanding shares, we anticipate that the Effective Reverse Stock Split will result in an increase in the bid price for our common stock that will be large enough to avoid delisting from the National Market and possibly to reduce the effect of some of the policies, practices and circumstances referred to above.

POSSIBILITY THAT THE EFFECTIVE REVERSE STOCK SPLIT WILL FAIL TO ACHIEVE THE DESIRED EFFECTS; OTHER POSSIBLE CONSEQUENCES

         Stockholders should note that the effect of the Effective Reverse Stock Split upon the market price for our common stock cannot be accurately predicted. In particular, we cannot assure you that prices for shares of our common stock after the Effective Reverse Stock Split will be two, three, five, ten or fifteen times, as applicable, the prices for shares of our common stock immediately prior to the Effective Reverse Stock Split. Furthermore, we cannot assure you that the market price of our common stock immediately after the proposed Effective Reverse Stock Split will be maintained for any period of time. Even if an increased per-share price can be maintained, the Effective Reverse Stock Split may not achieve the desired results that have been outlined above. Moreover, because some investors may view the Effective Reverse Stock Split negatively, we cannot assure you that the Effective Reverse Stock Split will not adversely impact the market price of our common stock or, alternatively, that the market price following the Effective Reverse Stock Split will either exceed or remain in excess of the current market price.

         While we expect the Effective Reverse Stock Split to be sufficient to prevent Nasdaq from delisting our common stock, it is possible that, even if the Effective Reverse Stock Split results in a bid price for our common stock that exceeds $1.00 per share, we may not be able to continue to satisfy the additional criteria for continued listing of our common stock on the National Market. We would also need to satisfy additional criteria to continue to have our common stock eligible for continued listing on the National Market. These criteria require that:

         -        we have stockholders' equity of at least $10 million;

         - the market value of the public float of our common stock be at least $5 million (public float defined under Nasdaq's rules as the shares held by persons other than officers, directors and beneficial owners of greater than 10% of our total outstanding shares);

         - there be at least 400 round lot holders (defined as persons who own at least 100 shares of our common stock);

         -        there be at least two market makers for our common stock; and

         -        we comply with certain corporate governance requirements.


We believe that we satisfy all of these other maintenance criteria as of the mailing date of these proxy materials. However, we cannot assure you that we will be successful in continuing to meet all requisite maintenance criteria.

         If the Effective Reverse Stock Split is implemented, some stockholders may consequently own less than 100 shares of common stock. A purchase or sale of less than 100 shares (an "odd lot" transaction) may result in incrementally higher trading costs through certain brokers, particularly "full service" brokers. Therefore, those stockholders who own less than 100 shares following the Effective Reverse Stock Split may be required to pay higher transaction costs if they sell their shares in us.

         We believe that the Effective Reverse Stock Split may result in greater liquidity for our stockholders. However, it is also possible that such liquidity could be adversely affected by the reduced number of shares outstanding after the Effective Reverse Stock Split.

BOARD DISCRETION TO IMPLEMENT EFFECTIVE REVERSE STOCK SPLIT

         If the Reverse Stock Splits are approved by our stockholders at the special meeting, the Effective Reverse Stock Split will be effected, if at all, only upon a determination by the board that one of the Reverse Stock Splits (with an exchange ratio determined by the board as described above) is in the best interests of Tegal and its stockholders. Such determination shall be based upon the advice of our financial advisors and certain other factors, including meeting the listing requirements for the National Market, existing and expected marketability and liquidity of our common stock, prevailing market conditions and the likely effect on the market price of our common stock. Notwithstanding approval of the Reverse Stock Splits by the stockholders, the board may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Delaware Secretary of State not to effect any of the Reverse Stock Splits, as permitted under Section 242(c) of the Delaware General Corporation Law.

EFFECT OF THE EFFECTIVE REVERSE STOCK SPLIT ON REGISTRATION AND VOTING RIGHTS

         Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and we are subject to the periodic reporting and other requirements of the Exchange Act. The Effective Reverse Stock Split would not affect the registration of our common stock under the Exchange Act. After the Effective Reverse Stock Split, our common stock would continue to be reported on the National Market under the symbol "TGAL" (although Nasdaq would likely add the letter "D" to the end of the trading symbol for a period of 20 trading days to indicate that the Effective Reverse Stock Split has occurred).

         Proportionate voting rights and other rights of the holders of common stock would not be affected by the Effective Reverse Stock Split (other than as a result of the payment of cash in lieu of fractional shares as described below). For example, a holder of 2% of the voting power of the outstanding shares of common stock immediately prior to the effective time of the Effective Reverse Stock Split would continue to hold 2% of the voting power of the outstanding shares of common stock after the Effective Reverse Stock Split. Although the Effective Reverse Stock Split would not affect the rights of stockholders or any stockholder's proportionate equity interest in Tegal (subject to the treatment of fractional shares), the number of authorized shares of common stock would not be reduced and would increase significantly the ability of the board to issue such authorized and unissued shares without further stockholder action. The number of stockholders of record would not be affected by the Effective Reverse Stock Split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the Effective Reverse Stock Split).

EFFECT OF THE EFFECTIVE REVERSE STOCK SPLIT ON THE AUTHORIZED BUT UNISSUED SHARES OF COMMON STOCK

         The number of authorized but unissued shares of common stock effectively will be increased significantly by the Effective Reverse Stock
Split. For example, based on the   shares of common stock outstanding on
March   , 2003, and the 35,000,000 shares of common stock that are authorized under the Certificate of Incorporation, a one-for-ten Effective Reverse Stock Split would have the effect of increasing the number of authorized
but unissued shares of common stock from  to   . The issuance in the
future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock. In addition, the effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect. Although we are not proposing the Reverse Stock Splits for this purpose, we could, subject to the board's fiduciary duties and applicable law, issue such additional authorized shares to purchasers who might oppose a hostile takeover bid or any efforts to amend or repeal certain provisions of our Certificate of Incorporation or bylaws. Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of us through a transaction opposed by the board.

EFFECT OF THE EFFECTIVE REVERSE STOCK SPLIT ON STOCK OPTIONS, WARRANTS AND PAR VALUE

         The Effective Reverse Stock Split would reduce the number of shares of common stock available for issuance under our 1998 Equity Participation Plan, Employee Stock Purchase Plan,

1990 Stock Option Plan, Amended and Restated Equity Incentive Plan and Third Amended and Restated Stock Option Plan for Outside Directors in proportion to the exchange ratio of the Effective Reverse Stock Split. The number of shares of
common stock currently authorized for issuance but unissued at March   , 2003
under these plans is   ,   ,  ,   and   , respectively (prior to giving effect
to the Effective Reverse Stock Split).

         We also have outstanding certain stock options and warrants to purchase shares of common stock. Under the terms of the outstanding stock options and warrants, the Effective Reverse Stock Split will effect a reduction in the number of shares of common stock issuable upon exercise of such stock options and warrants in proportion to the exchange ratio of the Effective Reverse Stock Split and will effect a proportionate increase in the exercise price of such outstanding stock options and warrants. In connection with the Effective Reverse Stock Split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock options and warrants will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding. No fractional shares of common stock will be issued in connection with the proposed Effective Reverse Stock Split. Holders of common stock who would otherwise receive a fractional share of common stock pursuant to the Effective Reverse Stock Split will receive cash in lieu of the fractional share as explained more fully below.

         The par value of our common stock and preferred stock would remain at $0.01 per share following the effective time of the Effective Reverse Stock Split.

EFFECTIVE DATE

         If the proposed Reverse Stock Splits are approved at the special meeting and the board elects to proceed with the Effective Reserve Stock Split in one of the approved ratios, the Effective Reverse Stock Split would become effective as of 5:00 p.m. Eastern time on the date of filing (the "Effective Date") of the applicable certificate of amendment to the Certificate of Incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the Effective Date, shares of common stock issued and outstanding immediately prior thereto will be, automatically and without any action on the part of the stockholders, combined, converted and changed into new shares of common stock in accordance with the Effective Reverse Stock Split ratio determined by the board within the limits set forth in this proposal.

EXCHANGE OF STOCK CERTIFICATES

         Shortly after the Effective Date, each holder of an outstanding certificate theretofore representing shares of common stock will receive from Mellon Investor Services, as our exchange agent (the "Exchange Agent") for the Effective Reverse Stock Split, instructions for the surrender of such certificate to the Exchange Agent. Such instructions will include a form of transmittal letter to be completed and returned to the Exchange Agent. As soon as practicable after the surrender to the Exchange Agent of any certificate that prior to the Effective Reverse Stock Split represented shares of common stock, together with a duly executed transmittal letter and any other documents the Exchange Agent may specify, the Exchange Agent shall deliver to the person in whose name such certificate had been issued certificates registered in the name of such person representing the number of full shares of common stock into which the shares of common stock previously represented by the surrendered certificate shall have been reclassified and a check for any amounts to be paid in cash in lieu of any fractional share. Until surrendered as contemplated herein, each certificate that immediately prior to the Effective Reverse Stock Split represented any shares of common stock shall be deemed at and after the Effective Reverse Stock Split to represent the number of full shares of common stock contemplated by the preceding sentence. Each certificate representing shares of common stock issued in connection with the Effective Reverse Stock Split will continue to bear any legends restricting the transfer of such shares that were borne by the surrendered certificates representing the shares of common stock.

         No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any certificate that prior to approval of the Effective Reverse Stock Split represented any shares of common stock, except that if any certificates of common stock are to be issued in a name other than that in which the certificates for shares of common stock surrendered are registered, it shall be a condition of such issuance that:

         - The person requesting such issuance pay to us any transfer taxes payable by reason of such issuance or any prior transfer of such certificate, or establish to our satisfaction that such taxes have been paid or are not payable;

         - Such transfer comply with all applicable federal and state securities laws; and

         - Such surrendered certificate be properly endorsed and otherwise be in proper form for transfer.

NO APPRAISAL RIGHTS

         Under Delaware law, our stockholders would not be entitled to dissenter's or appraisal rights with respect to the Effective Reverse Stock Split.

CASH PAYMENT IN LIEU OF FRACTIONAL SHARES

         In lieu of any fractional shares to which a holder of common stock would otherwise be entitled as a result of the Effective Reverse Stock Split, we shall pay cash equal to such fraction multiplied by the average of the high and low trading prices of our common stock on the National Market during regular trading hours for the five trading days immediately preceding the Effective Date.

FEDERAL INCOME TAX CONSEQUENCES

         The following description of the material federal income tax consequences of the Effective Reverse Stock Split is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Effective Reverse Stock Split. This discussion is for general information only and does not discuss the tax consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker/dealers or insurance companies). The state and local tax consequences of the Effective Reverse Stock Split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

         In general, the federal income tax consequences of the Effective Reverse Stock Split will vary among stockholders depending upon whether they receive cash for fractional shares or solely a reduced number of shares of common stock in exchange for their old shares of common stock. We believe that because the Effective Reverse Stock Split is not part of a plan to increase periodically a stockholder's proportionate interest in our assets or earnings and profits, the Effective Reverse Stock Split will likely have the following federal income tax effects: A stockholder who receives solely a reduced number of shares of common stock will not recognize gain or loss. In the aggregate, such a stockholder's basis in the reduced number of shares of common stock will equal the stockholder's basis in its old shares of common stock. A stockholder who receives cash in lieu of a fractional share as a result of the Effective Reverse Stock Split will generally be treated as having received the payment as a distribution in redemption of the fractional share, as provided in Section 302(a) of the Code, which distribution will be taxed as either a distribution under Section 301 of the Code or an exchange to such stockholder, depending on that stockholder's particular facts and circumstances. Generally, a stockholder receiving such a payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder's basis in the fractional share. In the aggregate, such a stockholder's basis in the reduced number of shares of common stock will equal the stockholder's basis in its old shares of common stock decreased by the basis allocated to the fractional share for which such stockholder is entitled to receive cash, and the holding period of the post-Effective Reverse Stock Split shares received will include the holding period of the pre-Effective Reverse Stock Split shares exchanged.

         We will not recognize any gain or loss as a result of the Effective Reverse Stock Split.

REQUIRED VOTE

         The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the proposal will be required to approve Proposal 1. As a result, abstentions and broker non-votes will have the same effect as negative votes.

          THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE
           FOR THE AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION TO
                        EFFECT THE REVERSE STOCK SPLIT.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information as of March   , 2003
with respect to shares of our common stock which are held by persons known by us to be beneficial owners of more than 5% of such stock based upon information contained in filings made with the SEC. For purposes of this schedule, beneficial ownership of securities is defined in accordance with the rules of the SEC and means generally the power to vote or dispose of securities, regardless of any economic interest therein.

                                                                     Common Stock Beneficially Owned
                                                              --------------------------------------------
                                                              Amount and Nature of              Percent of
        Name and Address of Beneficial Owner                  Beneficial Ownership                Class
        ------------------------------------                  --------------------                -----
           Dimensional Fund Advisors Inc.                                                             %
           1299 Ocean Avenue, 11th Floor
           Santa Monica, California 90401

                        OWNERSHIP OF STOCK BY MANAGEMENT

         The following table sets forth information with respect to the beneficial ownership of shares of our common stock by our directors, our CEO, and our four mostly highly compensated executive officers other than the CEO,
and all directors and executive officers as a group as of March   , 2003. An
asterisk denotes beneficial ownership of less than 1%.

                                                                                                 Shares
                                                                                              Beneficially     Percent
Name of Beneficial Owner                      Position                                          Owned(1)     of Class(1)
------------------------                      --------                                          --------     -----------
Michael L. Parodi(2).....................     Chairman of the Board, President and Chief                           %
                                              Executive Officer

James D. McKibben(3).....................     Vice President, Worldwide Marketing and Sales                        %
George Landreth(4).......................     Vice President, Product Development                                   %
Colin C. Tierney(5)......................     Vice President, Worldwide Operations and                              %
                                              Customer Support

Thomas R. Mika(6)........................     Executive Vice President and Chief Financial                          %
                                              Officer
Jeffrey M. Krauss(7).....................     Director
Edward A. Dohring(8).....................     Director
Directors and Executive Officers as a
group (8 persons)(9).....................

----------

(1) Applicable percentage of ownership is based on   shares of common stock
    outstanding as of March   , 2003. The number of shares of common stock
    beneficially owned and calculation of percent ownership of each person or group of persons named above, in each case, takes into account those shares underlying stock options that are currently exercisable, but which may or may not be subject to our repurchase rights held by such person or persons but not for any other person.

(2) Includes options to purchase shares of common stock which are exercisable within 60 days and excludes options to purchase shares which are not so exercisable.

(3) Includes options to purchase   shares of common stock which are exercisable
    within 60 days and excludes options to purchase   shares which are not so
    exercisable.

(4) Includes options to purchase   shares of common stock which are exercisable
    within 60 days and excludes options to purchase   shares which are not so
    exercisable.

(5) Includes options to purchase   shares of common stock which are exercisable
    within 60 days and excludes options to purchase   shares which are not so
    exercisable.

(6) Includes options to purchase   shares of common stock which are exercisable
    within 60 days and excludes options to purchase   shares which are not so
    exercisable.

(7) Includes options to purchase   shares of common stock which are exercisable
    within 60 days and excludes options to purchase   shares which are not so
    exercisable.

                DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
                           FOR THE 2003 ANNUAL MEETING

         Stockholder proposals to be presented at the 2003 annual meeting must be received at our principal executive offices no later than Thursday, May 29, 2003 in order to be considered for inclusion in the proxy materials to be disseminated by the board of directors for such annual meeting. To be eligible for inclusion in such proxy materials, such proposals must conform to the requirements set forth in Regulation 14A under the Exchange Act as well as in our bylaws.

         Stockholder proposals to be presented at the 2003 annual meeting must be received at our principal executive offices no later than, Tuesday, August 12, 2003 in order to be considered for inclusion on the 2003 annual meeting agenda. To be eligible for inclusion on the agenda, such proposals must conform to the requirements set forth in Regulation 14A under the Exchange Act as well as in our bylaws.

                           ANNUAL REPORT ON FORM 10-K

         Stockholders of record on March    , 2003 may obtain, free of
charge, copies of our 2002 Annual Report on Form 10-K (excluding exhibits) and all amendments filed with the SEC by writing to Investor Relations, Tegal Corporation, 2201 South McDowell Boulevard, Petaluma, California 94954.

                                  OTHER MATTERS

         We are not aware of any matters that may come before the meeting other than those referred to in the notice of special meeting of stockholders. If any other matter shall properly come before the special meeting, however, the person named in the accompanying proxy intends to vote all proxies in accordance with his best judgment.


                                          By Order of the Board of Directors

                                                TEGAL CORPORATION

                                                /s/  Michael L. Parodi
                                                -------------------------------
                                                Michael L. Parodi
                                                President and
                                                Chief Executive Officer

Petaluma, California

March    , 2003

                                   APPENDIX A

                       FORM OF CERTIFICATE OF AMENDMENT TO
                CERTIFICATE OF INCORPORATION OF TEGAL CORPORATION

It is hereby certified that:

1. The name of the Corporation (hereinafter called the "Corporation") is Tegal Corporation.

2. The Certificate of Incorporation is hereby amended by striking out Article FOURTH thereof and by substituting in lieu of said Article the following new
Article:

     "FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Forty Million shares, comprised of Thirty Five Million (35,000,000) shares of Common Stock, with a par value of One Cent (U.S. $0.01) per share, and Five Million (5,000,000) shares of Preferred Stock, with a par value of One Cent (U.S. $0.01) per share. Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware, each [Insert either two, three, five, ten or fifteen] shares of the Corporation's Common Stock, par value $0.01 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined, converted and changed into one (1) share of Common stock, par value $0.01 per share, of the Corporation; provided however, that the Corporation shall issue no fractional shares of Common Stock, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to such fraction multiplied by the average of the high and low prices of the Corporation's Common Stock as reported on the Nasdaq National Market for the five trading-day period ending on the last business day before the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware. The designation, powers, preferences and relative, participating, optional or other special rights, including voting rights, qualifications, limitations or restrictions of the Preferred Stock shall be established by resolution of the Board of Directors pursuant to Section 151 of the General Corporation Law of the State of Delaware."

3. The amendment of the Certificate of Incorporation herein certified was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware. The total number of outstanding shares entitled to vote or consent
to this Amendment was   shares of Common Stock. A majority of the
outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment. The vote required was a majority of the outstanding shares of Common Stock, voting together as a single class.

         IN WITNESS WHEREOF, Tegal Corporation has caused this Certificate of
Amendment to be signed by its Chief Executive Officer as of May    , 2003.


                                             __________________________________
                                             Michael L. Parodi
                                             Chief Executive Officer

PROXY

                                TEGAL CORPORATION

            THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF
               DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS
                         ON WEDNESDAY, APRIL 30, 2003.

The undersigned hereby appoints Michael L. Parodi with full power of substitution, as proxy, and hereby authorizes him to represent and to vote, as designated below, all shares of common stock of Tegal Corporation which the undersigned may be entitled to vote at the special meeting of stockholders to be held on Wednesday, April 30, 2003, and any and all adjournments or postponements of the special meeting.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)






--------------------------------------------------------------------------------
                             -FOLD AND DETACH HERE -

Please mark your votes as indicated in [X] this example



THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CONTRARY INSTRUCTION IS

INDICATED, THIS PROXY WILL BE VOTED FOR THE ADOPTION OF PROPOSAL 1.


The board of directors recommends that you vote FOR adoption of Proposal 1.

Proposal 1.  To approve a series of  amendments to Tegal's Certificate of Incorporation to      FOR       AGAINST          ABSTAIN
    effect a reverse stock split of Tegal's common stock, whereby each outstanding two,
    three, five, ten or fifteen shares would be combined, converted and changed into one        [ ]         [ ]              [ ]
    share of common stock, provided that Tegal's board of directors will retain discretion as to which amendment will be filed and as to when and whether any amendment is filed.

In his discretion, the proxy is authorized to vote upon such other business as may properly come before the special meeting and adjournments or postponements of the special meeting.

                                                ANY PREVIOUS PROXY EXECUTED BY
                                                THE UNDERSIGNED IS HEREBY
                                                REVOKED.



                                                Receipt of the notice of the
                                                special meeting and the proxy
                                                statement is hereby
                                                acknowledged.

                                                PLEASE MARK, SIGN, DATE AND
                                                RETURN THE PROXY CARD PROMPTLY
                                                USING THE ENCLOSED ENVELOPE


Signature of Stockholder  _____________________________________________________
Dated  _____________________ , 2003


Note: Please sign exactly as addressed hereon. Joint owners should each sign. Executors, administrators, trustees, guardians and attorneys should so indicate when signing. Attorneys should submit powers of attorney. Corporations and partnerships should sign in full corporate or partnership name by an authorized officer.



-------------------------------------------------------------------------------
                             -FOLD AND DETACH HERE-